Exhibit 1

COMPANHIA ENERGÉTICA DE MINAS GERAIS  —  CEMIG

BYLAWS

These Bylaws are a consolidation of those approved by the Stockholders’ Meeting that established the company, on May 22, 1952 — the minutes of which were filed with the Minas Gerais Commercial Board on May 27, 1952, under No. 57386, and by all subsequent Meetings of Stockholders held to alter the Bylaws, up to the most recent Extraordinary General Meeting of Stockholders begun on December 30, 2005, resumed on January 5, 2006 and completed on January 12, 2006, the minutes of which were filed with the Minas Gerais Commercial Board on February 02, 2006, under Nº 3500606

CHAPTER I

Name, constitution, objects, head office and duration

Clause 1:                                         Companhia Energética de Minas Gerais — Cemig, constituted on 22 May 1952 as a corporation with mixed private and public sector stockholdings, is governed by these Bylaws and by the applicable legislation, and its objects are: to build, operate and carry out commercial transactions with systems of generation, transmission, distribution and sale of electricity, and related services; to operate in the various fields of energy, from whatever source, with a view to economic and commercial operation; to provide consultancy services within its field of operation to companies in and outside Brazil; and to carry out activities directly or indirectly related to its objects.

§ 1               The activities referred to in this clause may be carried out directly by Cemig or through companies in which it is a majority or minority stockholder, upon decision by the Board of Directors, in accordance with State Laws 828 of 14 December 1951, 8655 of 18 September 1984 and 15290 of 4 August 2004.

Clause 2:                                           The company shall have its head office and management in Belo Horizonte, capital city of the state of Minas Gerais, Brazil, and may open offices, representations and any other establishments in or outside Brazil on authorization by the Executive Board.

Clause 3:                                           The company shall have indeterminate duration.

CHAPTER II

Capital and shares

Clause 4:                                           The company’s capital is R$ 1,621,538,190.25 (one billion, six hundred and twenty one million, five hundred and thirty eight thousand, one hundred and ninety Reais and twenty five centavos), represented by:

a)         70,874,167,923 (seventy billion, eight hundred and seventy four million, one hundred and sixty seven thousand, nine hundred and twenty three) nominal common shares, each with par value of R$0.01; and

b)        91,279,651,102 (ninety one billion, two hundred and seventy nine million, six hundred and fifty one thousand, one hundred and two) nominal preferred shares, each with par value of R$0.01.

§ 1                   The right to vote shall be reserved exclusively for the common shares, and each common share shall have the right to one vote in decisions of the General Meeting of Stockholders.

Clause 5:                                         The preferred shares shall have right of preference in the event of reimbursement of shares and shall have the right to a minimum annual dividend of the greater of the following amounts:

a)         10% (ten percent) of their par value; or

b)        3% (three percent) of the value of stockholders’ equity corresponding to the shares.

Clause 6:                             The common shares and the preferred shares shall have equal rights to distribution of bonuses.

§ 1                   Capitalization of monetary adjustment to the value of the registered capital shall require a decision by the General Meeting of Stockholders, but shall be obligatory when the limit specified in Section 297 of Law 6404 of 15 December 1976 has been reached.

Clause 7:                                       In the business years in which the company does not obtain sufficient profit to pay dividends to its stockholders, the State of Minas Gerais shall guarantee to the shares issued by the company up to 5 August 2004 and held by individual persons a minimum dividend of 6% (six percent) per year, in accordance with Clause 9 of State Law 828 of 14 December 1951, and State Law 15290 of 4 August 2004.

Clause 8:                                         The State of Minas Gerais shall at all times obligatorily be the owner of the majority of the shares carrying the right to vote, and the capital subscribed by it shall be paid in in accordance with the legislation from time to time in force. The capital subscribed by other parties, whether individuals or legal entities, shall be paid in as specified by the General Meeting of Stockholders which decides on the subject.

§ 1                   The Executive Board may, in order to obey a decision by a General Meeting of Stockholders, suspend the services of transfer and registry of shares, subject to the legislation from time to time in force.

§ 2                   The stockholders shall have the right of preference in subscription of increases of capital and in the issue of the company’s securities, in accordance with the applicable legislation. There shall, however, be no right of preference when the increase in the registered capital is paid with funds arising from tax incentive systems, subject to the terms of the sole paragraph of Section 172 of Law 6404 of 15 December 1976.

CHAPTER III

The General Meeting of Stockholders

Clause 9:                                         The General Meeting of Stockholders shall be held, ordinarily, within the first 4 (four) months of the year, for the purposes specified by law, and extraordinarily whenever necessary, and shall be called with minimum advance notice of 15 (fifteen) days, and the terms of these Bylaws and the relevant legislation shall be obeyed in its convocation, opening and decisions.

§ 1                   The stockholder may be represented in General Meetings of Stockholders in the manner specified in Section 126 of Law 6404, as amended, by showing at the time of the meeting, or by previously depositing at the company’s head office, proof of ownership of the shares, issued by the depositary financial institution, accompanied by the proxy’s identity document and a power of attorney with special powers.

Clause 10:                                  The ordinary or extraordinary General Meeting of Stockholders shall be chaired by a stockholder elected by the General Meeting from among those present, who shall choose one or more secretaries.

CHAPTER IV

Management of the company

Clause 11:                                  Management of the company shall be exercised by a Board of Directors and an Executive Board.

§ 1                      The structure and composition of the Board of Directors and the Executive Board of the company shall be identical in the subsidiaries Cemig Distribuição S.A and Cemig Geração e Transmissão S.A., with the following exceptions: only the subsidiary Cemig Distribuição S.A shall have a Chief Energy Distribution and Sales Officer and the respective Department, and only the subsidiary Cemig Geração e Transmissão S.A. shall have a Chief Energy Generation and Transmission Officer and the respective Department.

§ 2 — The Board of Directors and the Executive Board, in the management of the company, the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., and the subsidiaries, affiliates or consortia in which they have direct or indirect holdings, shall obey the provisions of the company’s Long-Term Strategic Plan, especially the dividend policy therein contained, as approved by the Board of Directors.

§ 3                     The Long-Term Strategic Plan shall contain the long-term strategic planning and fundamentals, and the targets, objectives and results to be pursued and attained by the company and its dividend policy, and shall obey the commitments and requirements specified in § 5 below.

§ 4                     The Long-Term Strategic Plan shall be revised annually by the Executive Board and approved by the Board of Directors and shall be reflected in all the plans, forecasts, activities, strategies, capital expenditure and expenses of the company and its subsidiaries and affiliates, and the consortia in which it directly or indirectly participates, including the company’s Multi-year Strategic Implementation Plan and the Annual Budget, which shall be approved by the Board of Directors.

§ 5 — In the administration of the company and the exercise of the right to vote in subsidiaries, affiliated companies and consortia, the Board of Directors and the Executive Board shall faithfully obey and comply with the following targets:

a)                          to keep the company’s consolidated indebtedness equal to or less than 2 (two) times the company’s Ebitda (earnings before interest, taxes, depreciation and amortization);

b)                         to keep the consolidated ratio Net debt / (Net debt + Stockholders’ equity) equal to or less than 40% (forty per cent);

c)                          to limit the consolidated balance of funds recognized in Current assets, for the purposes of Clause 30 of these Bylaws or otherwise, to the equivalent of a maximum of 5% (five per cent) of the company’s Ebitda (Earnings before interest, taxes, depreciation and amortization)

d)                           to limit the consolidated amount of funds destined to capital expenditure and the acquisition of any assets, in each business year, to the equivalent of a maximum of 40% (forty per cent) of the company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

e)                          to invest only in distribution, generation and transmission projects which offer real minimum internal rates of return equal to or more than those specified in the company’s Long-Term Strategic Plan, subject to the legal obligations; and

f)                            to maintain the expenses of the subsidiary Cemig Distribuição S.A. and of any subsidiary which operates in distribution of electricity at amounts not greater than the amounts recognized in the tariff adjustments and reviews; and

g)                           to maintain the revenues of the subsidiary Cemig Distribuição S.A. and those  of any subsidiary which operates in distribution at the amounts recognized in the tariff adjustments and reviews.

§ 6 — The targets established in § 5 above shall be determined on a consolidated basis, taking into account the company and its permanent investments in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., and subsidiaries, affiliated companies and consortia.

§ 7 — The targets established in sub-clauses “a”, “b”, “c” and “d” of § 5 above may be exceeded for reasons related to temporarily prevailing conditions, upon justification by grounds and prior specific approval by the Board of Directors, up to the following limits:

a)                          the company’s consolidated debt to be less than or equal to 2.5 (two point five) times the company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

b)                         the consolidated ratio of Net debt / (Net debt + Stockholders’ equity) to be limited to 50% (fifty per cent);

c)                            the consolidated balance of the funds recognized in Current assets, for the purposes of Clause 30 of these Bylaws or otherwise, to be the equivalent of a maximum of 10% (ten per cent) of the company’s Ebitda (Earnings before interest, taxes, depreciation and amortization); and

d)                           the consolidated amount of the funds allocated to capital expenditure and to the acquisition of any assets, only in the business years of 2006 and 2007, shall be limited to maximum values of 65% (sixty-five per cent) and 55% (fifty-five per cent), respectively, of the company’s Ebitda (Earnings before interest, taxes, depreciation and amortization).

Section I

The Board of Directors

Clause 12:                                  The company’s Board of Directors shall be made up of 14 (fourteen) members and an equal number of substitute members. One of the members shall be its Chairman and another its Vice-Chairman, all being subject to election and dismissal at any time by the General Meeting of Stockholders, for a period of office of 3 (three) years, and able to be reelected.

§ 1                     The substitute members shall substitute the respective members of the Board if the latter are absent or impeded from exercising their functions and, in the event of a vacancy, shall do so until a new member is elected.

§ 2                     The global or individual amount of the remuneration of the Board of Directors shall be fixed by the General Meeting of Stockholders which elects that Board, in accordance with the legislation from time to time in force.

§ 3                     The minority holders of common shares, and the holders of preferred shares, each have the right to elect 1 (one) member of the Board of Directors, in a separate vote, according to law.

§ 4                   The Boards of Directors of the subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A. shall, obligatorily, be composed of the members or substitute members elected to the Board of Directors of the company.

Clause 13:                                  In the event of a vacancy on the Board of Directors, the first General Meeting of Stockholders shall elect a new member, for the period of office which was remaining to the previous member.

§ 1                     In this event, if the previous Board member was elected by a minority, the new member shall be elected by the same minority.

Clause 14:                                  The Board of Directors shall meet, ordinarily, every 2 (two) months and, extraordinarily, on convocation by its Chairman, or its Vice-Chairman, or one-third of its members, or when requested by the Executive Board, and decisions taken shall be valid when the majority of its members are present.

§ 1                     The meetings of the Board of Directors shall be called by its Chairman or its Vice-Chairman, by written advice sent with 5 (five) days’ notice, containing the agenda to be discussed. Meetings of the Board of Directors called on the basis of urgency may be called by its Chairman without being subject to the above-mentioned period provided the other members of the Board are unequivocally aware of the convocation.

§ 2                     Decisions of the Board of Directors shall be taken by the majority of the votes of the board members present, and in the event of equality of votes the Chairman shall have the casting vote.

Clause 15:                                  The Chairman of the Board of Directors has the competency to grant leave to the Board’s members, and the other members of the Board have the competency to grant leave to the Chairman.

Clause 16:                                  The Chairman and Vice-Chairman of the Board of Directors shall be chosen by their peers, at the first meeting of the Board of Directors that takes place after the election of its members, and the Vice-Chairman shall take the place of the Chairman when the Chairman is absent or impeded from exercising his functions.

Clause 17:                                  The Board of Directors shall have the following attributions:

a)                            to fix the general orientation of the company’s business;

b)                         to elect or dismiss the Executive Officers of the company, subject to these Bylaws;

c)                          to decide, prior to the company entering into them, on contracts between the company and any of its stockholders, or companies which are sole or joint controlling stockholders of any of its stockholders;

d)                         to decide, upon proposal by the Executive Board, on disposal or placement of a charge on any of the company’s property, plant or equipment, and on the giving by the company of any guarantee to any third parties of which the individual value is greater than or equal to R$ 5,000,000.00 (five million Reais);

e)                          to decide, upon proposal put forward by the Executive Board, on loans, financings, acts or other legal transactions to be entered into by the company the amount of which is equal to or more than R$ 5,000,000.00 (five million Reais), subject to sub-clause “g” of  § 4 of Clause 21 below;

f)                            to call the General Meeting of Stockholders;

g)                         to monitor and inspect the management by the Executive Board: the Board of Directors may, at any time, examine the books and papers of the company, and request information on contracts agreed or in the process of being agreed, and on any other administrative facts or actions which it deems to be of interest to it;

h)                         to give a prior opinion on the report of management and the accounts of the Executive Board of the company;

i)                             to choose, annually, and to dismiss, the company’s auditors, from among companies with international reputation authorized by the Securities Commission (CVM) to audit listed companies;

j)                             to authorize, upon a proposal by the Executive Board, the start of administrative proceedings for competitive bids, and proceedings for dispensation from and non-requirement of bids, and the corresponding contracts, in amounts greater than or equal to R$ 5,000,000.00 (five million Reais);

l)                             to authorize, upon a proposal by the Executive Officers, the initiation of legal actions and administrative proceedings, and making of Court and extrajudicial settlements, when the amount is greater than or equal to R$ 5,000,000.00 (five million Reais);

m)                       to authorize the issue of securities, in the domestic or external markets, for the raising of funds, in the form of debentures, promissory notes, medium-term notes and other instruments.

n)                         to approve the company’s Long-Term Strategic Plan and revisions of it, the Multi-year Strategic Implementation Plan and revisions of it, and the Annual Budget.

§ 1                   The Board of Directors, by specific resolutions, may delegate the power to authorize agreement of contracts for sales of electricity or for provision of distribution or transmission services to the Executive Board, in accordance with the legislation.

Section II

The Executive Board

Clause 18:                                  The Executive Board shall be made up of 7 (seven) Executive Officers, who may be stockholders, elected by the Board of Directors, namely: the Chief Executive Officer, the Executive Vice-Chairman, the Chief Energy Distribution and Sales Officer, the Chief Financial and Investor Relations Officer, the Chief Energy Generation and Transmission Officer, the Chief Corporate Management Officer, and the Chief Planning, Projects and Construction Officer.

§ 1                     The period of office of the Executive Officers shall be 3 (three) years, and re-election is permitted. The Executive Officers shall remain in their posts until their duly elected successors take office.

§ 2                     The global or individual amount of the remuneration of the Executive Board, including benefits of any type, shall be fixed by the General Meeting of Stockholders, in accordance with the legislation currently in effect.

§ 3                     The Executive Officers shall exercise their positions as full-time occupations in the regime of exclusive dedication to the service of the company. They may at the same time hold and exercise non-remunerated positions in the management of the company’s wholly-owned subsidiaries, other subsidiaries or affiliated companies, at the option of the Board of Directors. They shall, however, obligatorily exercise the corresponding positions in the subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A.

§ 4                     Executive Officers who are not employees shall have the right to an annual period of not more than 30 (thirty) days’ remunerated leave, which shall be granted by the Board of Directors. This leave may not be accumulated into the subsequent year, and its remuneration shall be augmented by one-third of the monthly remuneration currently in effect. Payment for a period of leave not taken is not permitted.

Clause 19:                                  In the event of absence, leave, impediment, resignation or vacancy of the post of the Chief Executive Officer, this post shall be exercised by the Executive Vice-Chairman, for whatever period the absence, leave or impediment may last, and, in the event of vacancy or resignation, until the post is filled by the Board of Directors.

§ 1                     If there is vacancy, resignation, leave or temporary impediment of any of the other members of the Executive Board, a meeting of the Executive Board may by a majority vote attribute the exercise of the respective functions to another Executive Officer, until the post is filled by the Board of Directors, or for as long as the period of leave or impediment, as the case may be, continues.

§ 2                     A Chief Executive Officer or a member of the Executive Board elected in the way described in this clause shall hold the position for the time which remains of the period of office of the Executive Officer who is substituted.

Clause 20:                                  The Executive Board shall meet, ordinarily, at least 2 (two) times per month and, extraordinarily, whenever called by the Chief Executive Officer or by 2 (two) Executive Officers with prior notice of at least 2 (two) days, but this notice shall not be necessary if all the Executive Officers are present. Unless stated to the contrary in the Bylaws, the decisions of the Executive Board shall be taken by a vote of the majority of its members, and in the event of a tie the Chief Executive Officer shall have a casting vote and the Board of Directors must be advised that the casting vote has been used.

Clause 21:                                    The Executive Board is responsible for the current management of the company’s business, subject to the Long-Term Strategic Plan, the Multi-year Strategic Implementation Plan and the Annual Budget, prepared and approved in accordance with these Bylaws.

§ 1                     The company’s Multi-year Strategic Implementation Plan shall reflect the company’s Long-Term Strategic Plan and contain the plans and projections for a period of 5 (five) financial years, and must be updated at least once a year, and shall deal in detail with the following subjects, among others:

a)                          the company’s activities and strategies, including any project for construction or expansion of generation, transmission or distribution;

b)                         the new investments and business opportunities, including those of the company’s subsidiaries and affiliated companies;

c)                          the amounts to be invested or in any other way contributed from the company’s own funds or funds of third parties;

d)                         the rates of return and profits to be obtained or generated by the company.

§ 2                     The company’s Annual Budget shall reflect the company’s Multi-year Strategic Implementation Plan and, consequently, the Long-Term Strategic Plan and must give details of operational revenue and expenses, costs and capital expenditure, cash flow, the amount to be allocated to the payment of dividends, investments of cash from the company’s own funds or funds of third parties, and any other data that the Executive Board considers to be necessary.

§ 3                     The company’s Multi-year Strategic Implementation Plan and the Annual Budget shall be prepared and updated annually, by the end of each business year, to be in effect in the following business year. Both shall be prepared in coordination with the Chief Finance and Investor Relations Officer and submitted to examination by the Executive Board, and, subsequently, for approval by the Board of Directors.

§ 4                     The following decisions shall require a vote by a formal meeting of the Executive Board:

a)                            approval of the plan of organization of the company and issuance of the corresponding rules and any changes to them;

c)                            approval of the company’s Multi-year Strategic Implementation Plan, and revisions of it, including timetables, amount and allocation of the capital expenditure specified in it and its submission to the Board of Directors;

c)                          approval of the Annual Budget and its submission to the Board of Directors, and any capital or other expenditure of less than R$ 5,000,000.00 (five million Reais) not specified in the Annual Budget as approved;

d)                         approval of disposal of, or placement of a charge on, any of the company’s property, plant or equipment, or of provision by the company of guarantees to third parties, in amounts lower than R$ 5,000,000.00 (five million Reais);

e)                          approval of contracts, loans, financings and other legal transactions to be entered into by the company the amounts of which individually or jointly are lower than R$ 5,000,000.00 (five million Reais);

f)                            approval, upon proposal by the Chief Finance and Investor Relations Officer, of the casting of votes in the companies or consortia in which the company directly or indirectly has an interest, or which it directly or indirectly controls, including the wholly-owned subsidiaries, when they relate to matters covered by the Annual Budget or the Multi-year Strategic Implementation Plan, or of the Long-Term Strategic Plan, or which may affect its implementation or the dividend policy specified in it, and all such votes shall at all times obey the provisions of these Bylaws;

g)                         approval of all wholesale energy purchase and sale contracts — of which the Board of Directors must be informed at its first meeting subsequent to such approval;

h)                         authorization to initiate administrative tender proceedings and proceedings for exemption from and non-requirement for tenders, and the corresponding contracts, in amounts greater than or equal to R$ 1,000,000.00 (one million Reais) and less than R$ 5,000,000.00 (five million Reais);

i)                             authorization to file legal actions and administrative proceedings, and to enter into Court and extra-judicial settlements, for amounts less than R$ 5,000,000.00 (five million Reais);

j)                             authorization of provisions in the company’s accounts, of any value, on proposal from the Chief Finance and Investor Relations Officer.

§ 5                     Actions necessary for the regular functioning of the company, agreement of contracts and other legal transactions shall be taken by the Chief Executive Officer, jointly with one Executive Officer, or with a person holding a valid power of attorney.

§ 6                     Powers of attorney must be granted by the Chief Executive Officer, jointly with one Executive Officer, except for the power described in sub-clause “c” of Sub-

item I of Clause 22, for which only the signature of the Chief Executive Officer is required.

§ 7                     The Executive Board may, annually, delegate to one or more Executive Officers the competency to carry out the actions described in § 4 of this clause, by resolution unanimously approved by its members.

Clause 22:                                  Subject to the provisions of the previous clauses, the following are the functions and powers attributed to the members of the Executive Board:

I —      To the Chief Executive Officer:

a)                            to oversee and direct the work of the company;

b)                         to execute the strategic actions of the company defined in the company’s Multi-year Strategic Implementation Plan;

c)                          to represent the company in the Courts, actively and passively;

d)                         to sign, jointly with one of the Executive Officers, documents which bind the company;

e)                          to present the annual report of the company’s business to the Board of Directors and to the Ordinary General Meeting of Stockholders;

f)                            to hire and dismiss the company’s personnel;

g)                         to manage and direct the activities of Internal Audits and Institutional Relationships, and legal, communication and representation activities, and the function of the company’s Ombudsman.

II —     To the Executive Vice-Chairman:

a)              to substitute the Chief Executive Officer if he is absent, on leave, impeded from exercising his functions, or has resigned or his post is vacant;

b)             to set the policies and guidelines for the environment, technological development, alternative energy sources, technical standards and improvement of product service and quality;

c)              to co-ordinate the company’s strategy for operations in relation to the environment, technology and strategic technology management;

d)             to co-ordinate the corporate programs for promotion and improvement of quality;

e)              to promote implementation of programs for the company’s technological development;

f)                to monitor the management of plans for compliance with the guidelines for the environment, technology and improvement of quality.

III —    To the Chief Distribution and Sales Officer:

a)                          to make continuous efforts on behalf of the quality of supply of energy to consumers that are directly linked to the company’s sub-transmission and distribution systems;

b)                         to prepare the planning of the company’s high- and medium-voltage distribution system;

c)                          to plan and build distribution lines and networks;

d)                           to operate and maintain the company’s electricity sub-transmission and distribution system, and the associated systems of supervision and long-distance control;

e)                            to formulate and implement the marketing plan related to the activities of distribution and sales;

f)                            to carry out actions and programs with consumers for improved use of electricity;

g)                         to prepare the forecasts for the market in which this Chief Officer’s Department operates;

h)                         to maintain commercial relationships with, and make sales of electricity and services to, captive consumers;

i)                             to carry out environmental programs and actions within the scope of this Chief Officer’s Department.

IV —    To the Chief Finance and Investor Relations Officer:

a)                          to make available the financial resources necessary for the operation and expansion of the company, in accordance with the Annual Budget, conducting the processes of contracting of loans and financings, and related services;

b)                         to co-ordinate the preparation and consolidation of the company’s Multi-year Strategic Implementation Plan and Annual Budget;

c)                          to carry out the accounting of, and to control, the company’s economic-financial transactions;

d)                         to determine the cost of the service and to establish an insurance policy, as laid out in the company’s Multi-year Strategic Implementation Plan;

e)                          to prepare the short-, medium- and long-term financial programming in detail, as specified in the company’s Multi-year Strategic Implementation Plan and Annual Budget;

f)                            to control the company’s registered capital, decide policy for its shares and suggest dividend policy;

g)                         to carry out research, studies and analysis of the Brazilian energy market for the purposes of taking action in the Electricity Sale Chamber (CCEE);

h)                         to plan and carry out electricity purchase and sale transactions in the wholesale market and with free consumers, and the associated risk management operations;

i)                             to carry out activities of purchase, sale and accounting of electricity in the Electricity Sale Chamber (CCEE);

j)                             to represent the company in relations with the Electricity Sale Chamber (CCEE);

l)                         to establish prices for purchase and sale of electricity;

m)                       to co-ordinate the preparation and negotiation of the company’s electricity tariffs;

n)                         to analyze proposals and co-ordinate the development of the company’s new business outside the spheres of generation, transmission, distribution and sale, jointly with other areas involved;

o)                         to support the Departments of the other Executive Officers in the development of the company’s new business in generation, transmission, sub-transmission and distribution;

p)                         to evaluate and monitor the company’s holdings in other companies;

q)                         to be responsible for the provision of information to the investing public, to the Securities Commission (CVM) and to the Brazilian and international stock exchanges or over-the-counter markets, and the corresponding regulation and inspection entities, and to keep the company’s registrations with these institutions updated.

V —     To the Chief Energy Generation and Transmission Officer:

a)                          to make continuous efforts on behalf of the quality of supply of electricity to consumers that are directly linked to the transmission system;

b)                         to prepare the planning of the operation and maintenance of generation and transmission;

c)                          to operate and maintain the systems of generation and transmission and the associated systems of supervision and long-distance control;

d)                         to carry out environmental programs and actions within the scope of this Chief Officer’s Department;

e)                          to develop and conduct the hydro-meteorological activities that are of interest to the company;

f)                            to manage the transactions arising from the inter-linking of the company’s electricity system with those of other companies;

g)                         to represent the company in relations with the National Electricity System Operator;

h)                         to manage the company’s central laboratories and workshops;

i)                           to ensure the availability of the generation and transmission facilities and equipment.

VI —    To the Chief Corporate Management Officer:

a)                          to ensure the provision of appropriate personnel to the company;

b)                         to decide the company’s human resources policy and to orient and promote its application;

c)                          to orient and conduct activities related to organizational studies and their documentation;

d)                         to decide, conduct and supervise the company’s telecommunications and information technology policy;

e)                          to plan, put in place and maintain the company’s telecommunications and information technology systems;

f)                            to decide policies and rules on support services such as transport, administrative communication, security guards, and provision of adequate quality in the workplace for the company’s personnel;

g)                         to provide the company with infrastructure and administrative support resources and services;

h)                         to manage the process of contracting of works and services and of  acquisition and disposal of materials and real estate property;

i)                             to effect quality control of the material acquired and of the qualification of contracted service providers;

j)                             to administer and control the stock of material, the separation and recovery of used material, and to carry out sales of excess and unusable material, and scrap;

l)                             to carry out environmental programs and actions within the scope of this Chief Officer’s Department;

m)                       to authorize initiation of administrative tender proceedings proceedings for exemption from and non-requirement for tenders, and the corresponding contracts, in amounts up to R$ 1,000,000.00 (one million Reais).

VII — To the Chief Planning, Projects and Construction Officer:

a)                          to prepare the planning of expansion of the generation, transmission and sub-transmission systems;

b)                         to consolidate the planning of the company’s electricity system;

c)                          to consolidate the company’s program of investments in generation, transmission, sub-transmission and distribution;

d)                         to represent the company in relations with the Electricity System Expansion Planning Co-ordination Committee;

e)                          to conduct negotiations for the development of generation and transmission undertakings;

f)                            to promote the planning, construction and assembly of generation, transmission, sub-transmission and co-generation facilities;

g)                         to promote the planning and construction of buildings;

h)                         to conduct evaluation studies and actions for obtaining of environmental licensing;

i)                             to conduct environmental programs and actions within the scope of this Chief Officer’s Department.

CHAPTER V

The Audit Board

Clause 23:                                  The company’s Audit Board shall function permanently and shall be made up of between 3 (three) and 5 (five) members and their respective substitute members, who shall be elected annually, on the occasion of the Annual General Meeting, and may be re-elected.

§ 1                     The Audit Board shall elect its Chairman from among its members, and the Chairman shall call and chair the meetings.

Clause 24:                                  In the event of resignation of the position, death or impediment, a member of the Audit Board shall be replaced by his respective substitute, until the new member is elected, and such member shall be chosen by the same party that appointed the substitute.

Clause 25:                                  The responsibilities and powers of the Audit Board are those that are set by the Corporate Law.

Clause 26:                                  The remuneration of the members of the Audit Board shall be fixed by the General Meeting of Stockholders which elects it, in accordance with the legislation that is in force.

CHAPTER VI

The business year

Clause 27:                                The business year shall coincide with the calendar year, closing on 31 December of each year, when the financial statements shall be prepared, in accordance with the relevant legislation. Financial statements may be prepared for periods of six months or shorter periods.

Clause 28:                                   Before any profit share, any retained losses and the provision for income tax shall be deducted from the result for the business year.

§ 1                     The net profit ascertained in each business year shall be allocated as follows:

a)                          5% (five percent) for the legal reserve, up to the limit specified by law;

b)                         50% (fifty percent) distributed as obligatory dividends to the stockholders of the company, subject to the other terms of these Bylaws and the applicable legislation; and

c)                          The balance, after the retention specified in a capital expenditure and/or investment budget prepared by the company’s management, in obedience to the company’s Long-Term Strategic Plan and the dividend policy contained therein and duly approved, shall be applied in the constitution of a profit reserve for the purpose of distribution of extraordinary dividends, in accordance with Clause 30 of these Bylaws, up to the maximum limit specified by Clause 199 of the Corporate Law.

Clause 29:                                The dividends shall be distributed in the following order:

a)                        The annual minimum dividend guaranteed to the preferred shares;

b)                         The dividend for the common shares, up to a percentage equal to that guaranteed to the preferred shares.

§ 1                     Once the dividends specified in sub-clauses “a” and “b” of the head paragraph of this clause have been distributed, the preferred shares shall have equality of rights with the common shares in any distribution of additional dividends.

§ 2                     The Board of Directors may declare interim dividends, in the form of interest on equity, to be paid from retained earnings, profit reserves or profits ascertained in six-monthly or interim financial statements.

§ 3                     The amounts paid or credited as interest on equity, in accordance with the relevant legislation, shall be imputed to the amounts of the obligatory dividend or of the dividend payable under the Bylaws to the preferred shares, being for all purposes of law a part of the amount of the dividends distributed by the company.

Clause 30:                                Without prejudice to the obligatory dividend, every two years, starting from the business year of 2005, or more frequently if the company’s availability of cash so permits, the company shall use the profit reserve specified in sub-clause “c” of Clause 28 of these

Bylaws for the distribution of extraordinary dividends, up to the limit of cash available, as determined by the Board of Directors, in obedience to the company’s Long-Term Strategic Plan and the Dividend Policy contained therein.

§ 1                     It shall be the function of the Board of Directors of the company to approve the Long-Term Strategic Plan, and any revisions thereof.

§ 2                     The company’s Long-Term Strategic Plan shall contain the long-term strategic planning, and the fundamental factors, targets, objectives and results, to be pursued and achieved by the company, and its dividend policy, and on these shall be based the plans, projections, activities, strategies, and capital and other expenditures to be incorporated in the company’s Multi-year Strategic Implementation Plan, and in its Annual Budget.

Clause 31:                                The obligatory or extraordinary dividends declared shall be paid in 2 (two) equal installments, the first by 30 June and the second by 30 December of each year, and the Executive Board shall decide the location and processes of payment, subject to these periods.

§ 1                     Dividends not claimed within a period of 3 (three) years from the date on which they are placed at the disposal of the stockholder shall revert to the benefit of the company.

CHAPTER VII

Responsibilities of the management officers

Clause 32:                                  The management officers are responsible to the company and third parties for the actions which they take in the exercise of their functions, as specified by the law and by these Bylaws.

Clause 33:                                  The company guarantees defense, when legally possible, of members of the Board of Directors, the Audit Board and the Executive Board in Court and/or administrative proceedings brought against them as individuals by third parties, during or after their periods of office, for actions related to the exercise of their specific functions and which do not violate legal provisions or the provisions of these Bylaws.

§ 1                     The guarantee given in the head paragraph of this Clause extends to employees who legally carry out actions by delegation from the company’s management officers.

§ 2                     Any member of the Board of Directors or the Audit Board, or any Executive Officer or employee against whom a Court judgment subject to no further appeal is given must reimburse the company all the costs, expenses and losses caused to it.